Calumet Specialty Products Partners, L.P. Reports Record First Quarter 2015 Results

Record First Quarter Adjusted EBITDA of $124.9 million; 90% Year-Over-Year Increase in Distributable Cash Flow;
Quarterly Distribution Coverage Ratio of 1.6x; Leverage Ratio Declines for Third Consecutive Quarter

INDIANAPOLIS—(PR NEWSWIRE) — May 6, 2015 — Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (the “Partnership,” “Calumet,” “we,” “our” or “us”), a leading independent producer of specialty hydrocarbon and fuel products, reported net income for the quarter ended March 31, 2015 of $23.8 million, or $0.27 per diluted unit, compared to a net loss of $49.8 million, or $(0.76) per diluted unit for the same quarter in 2014.

Excluding special items, Calumet reported Adjusted Net Income of $58.1 million, or $0.74 per diluted unit, for the first quarter 2015, versus an Adjusted Net Loss of $75.7 million, or $(1.12) per diluted unit, for the first quarter 2014. First quarter 2015 Adjusted Net Income excludes three special items: (1) a charge related to a lower of cost or market (“LCM”) inventory adjustment of $13.2 million; (2) a $6.8 million gain on the early settlement of select 2015 crack spread derivative contracts; and (3) $27.9 million of unrealized derivative losses. For detailed information on the reconciliation of special items, please see the section of this press release entitled “Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss).”
Calumet reported Adjusted EBITDA (as defined below in the section of this press release titled “Non-GAAP Financial Measures”) of $124.9 million for the first quarter 2015, versus $82.7 million for the prior year period. Balanced contributions from the Partnership’s specialty and fuels products segments contributed to record first quarter Adjusted EBITDA, primarily due to a combination of strong operational reliability throughout its refining system, increased sales volumes of both fuels and specialty products and seasonally strong refining economics.

Distributable Cash Flow (“DCF”) (as defined below in the section of this press release titled “Non-GAAP Financial Measures”) for the first quarter 2015 was $94.1 million, compared to $49.4 million in the prior year period. The year over year improvement was primarily driven by higher gross profit in the fuels product segment.

Management Commentary

“Consistent operational reliability at our refineries, coupled with elevated gross profit margins primarily within our fuel products segment, contributed to record first quarter Adjusted EBITDA,” stated Bill Hatch, Interim CEO of Calumet. “Adjusted EBITDA increased by more than 50% on a year over year basis during the first quarter to nearly $125 million, while Distributable Cash Flow increased by more than 90% during the comparable period, resulting in a Distribution Coverage Ratio of 1.6x in the period. Our Leverage Ratio, as defined in our debt instruments, declined for the third consecutive quarter to 4.8x as of March 31, 2015, adjusted for the full redemption of the 2020 Notes.”
“Realized margins within our fuel products segment more than doubled in the first quarter 2015, versus the prior year period,” continued Hatch. “As we enter what has traditionally been a seasonally strong period of the year for our fuel products segment, we anticipate solid demand for our gasoline, diesel and asphalt products,” continued Hatch.
“Our Missouri esters plant expansion, San Antonio refinery solvents project and Montana refinery expansion continue to make excellent progress,” continued Hatch. “In April 2015, we commissioned our 20,000 barrels per day (“bpd”) Dakota Prairie refinery, a 50/50 joint venture with MDU Resources,” said Hatch. “This refinery positions Calumet and our joint venture partner to source cost-advantaged Bakken crude oil from local producers, while serving as a new source of diesel fuel supply for an historically underserved market.”
“Today, we announced an agreement with Plains All American Pipeline, L.P. (“Plains”) that will allow for the delivery of 20,000 bpd of cost advantaged Midland, Texas and/or Cushing, Oklahoma barrels to our Shreveport refinery by the first quarter 2017,” continued Hatch. “We anticipate this agreement will provide for approximately $7.0 million to $8.0 million in annualized feedstock transportation cost savings beginning in 2017, subject to market conditions, as we seek to enhance crude oil slate optionality at our Shreveport refinery.”
“In late April 2015, we declared our 37th consecutive cash distribution on our limited partner units, in keeping with our long-term commitment to returning value to our partners,” noted Hatch. “The current quarterly cash distribution stands at $0.685 per unit, or $2.74 per unit on an annualized basis, representing one of the most compelling yields in our peer universe.”
“The Partnership remains committed to maintaining a distribution policy that provides for long-term growth in cash distributions to our unitholders. As our organic growth projects begin to generate cash flow during the next nine months, we anticipate the Partnership will be well positioned to consider an increase in the quarterly cash distribution from current levels, concurrent with ongoing efforts to reduce leverage to below 4.0x total debt to trailing twelve month Adjusted EBITDA,” concluded Hatch.
Performance Highlights - First Quarter 2015

▪
Significant year-over-year improvement in Adjusted EBITDA. Adjusted EBITDA increased to $124.9 million versus $82.7 million in the prior year period, driven mainly by balanced contributions from both the specialty products and fuel products segments.

▪
Significant year-over-year improvement in DCF. DCF increased significantly in the first quarter 2015 to $94.1 million, versus $49.4 million in the prior year period, primarily due to higher Adjusted EBITDA period over period.

▪	Improved distribution coverage ratio. The Partnership’s distribution coverage ratio improved to 1.6x in the first quarter 2015, versus 0.9x in the first quarter 2014.

▪
Improved Leverage Ratio. The Partnership’s ratio of total debt to trailing twelve-month Adjusted EBITDA declined for the third consecutive quarter during the three months ended March 31, 2015. At March 31, 2015, the Partnership’s Leverage Ratio was 5.4x, versus 5.6x at December 31, 2014. The Leverage Ratio, adjusted for the full redemption of our 2020 Notes which occurred in April 2015, was 4.8x at March 31, 2015.

Shreveport Refinery Crude Oil Transportation Cost Reduction Initiative
Calumet has entered into a 10-year, 20,000 bpd pipeline agreement with Plains to increase its sourcing of cost-advantaged crude oil from the Midland, Texas and/or Cushing, Oklahoma markets by the first quarter 2017. Under a 10-year pipeline transportation agreement with Plains, Calumet will have the option of shipping up to 20,000 bpd of either (1) Midland-priced crude oil from Midland, Texas to Longview, Texas; or (2) Cushing-priced crude oil from Cushing, Oklahoma to Longview, Texas. From the Longview, Texas hub, the crude oil will be shipped to Calumet’s Shreveport refinery on the Caddo Pipeline, an 80,000 bpd pipeline owned by Plains and Delek Logistics Partners, L.P., expected to reach completion by mid-2016. Calumet believes increased feedstock optionality provided by this agreement could provide approximately $7.0 million to $8.0 million in annualized crude oil transportation cost savings at the Shreveport refinery beginning in 2017, subject to market conditions.
Recently Completed Capital Markets Activities
Completed offering of 6,000,000 common units; equity funding assists with completion of organic growth projects. On March 13, 2015, Calumet closed an underwritten public offering of 6,000,000 common units at a price to the public of $26.75 per unit. Calumet used the net proceeds of approximately $157.3 million from this common unit offering, including a proportionate capital contribution from its general partner, to fund the redemption of a portion of its outstanding $275.0 million aggregate principal amount of 9.625% senior unsecured notes due 2020 (“2020 Notes”), to repay borrowings outstanding under its revolving credit facility and for general partnership purposes, including capital expenditures and working capital.
Completed $325 million private placement of 7.75% Senior Notes due 2023; funding assisted primarily with redemption of higher coupon notes. On March 27, 2015, Calumet closed on a private placement of $325.0 million in aggregate principal amount of 7.75% Senior Notes due 2023 (“2023 Notes”). The 2023 Notes mature on April 15, 2023 and were issued at 99.257 percent of par. Calumet used a portion of the net proceeds from the private placement to fund the redemption of the remaining 2020 Notes. The remainder of the net proceeds from this private placement were allocated to repay borrowings outstanding under its revolving credit facility and for general partnership purposes, including capital expenditures and working capital. This transaction was net positive for distributable cash flow through the reduction of interest expense.
Organic Growth Projects Update

The Partnership is engaged in a multi-year capital spending campaign that includes four high-return organic growth projects. These projects have forecasted annualized rates of return of 20% to 30% and stand to provide significant incremental EBITDA growth for the Partnership during the next 24 months.
The Partnership currently anticipates that the total projected cost for the organic growth projects campaign will be in the range of approximately $640.0 million to $665.0 million, consistent with the prior forecast. As of March 31, 2015, Calumet had invested approximately $530.0 million in the organic growth projects campaign. During April 2015, the 20,000 bpd Dakota Prairie refinery (“DPR”) reached mechanical completion and was commissioned. Following the completion of DPR, the Partnership has three remaining organic growth projects in process, including the following:

▪
Great Falls, Montana Refinery Expansion Project. Calumet is engaged in a project to increase production capacity at its Great Falls, Montana refinery from 10,000 barrels bpd to 25,000 bpd. This project will allow the Partnership to capitalize on access to local, cost-advantaged Bow River crude oil, while producing additional fuels and refined products for delivery into the regional market. The scope of this project includes the installation of a new crude unit that will process 25,000 bpd of crude oil and other feedstocks and a new 25,000 bpd hydrocracker. We estimate that this project will be completed during the first quarter 2016. The total estimated annual EBITDA contribution from this project is $70.0 million to $90.0 million, subject to market conditions. Estimated annual EBITDA contribution assumes a per barrel discount of $10 on Bow River crude oil, when compared to the price of West Texas Intermediate (“WTI”).

▪
San Antonio, Texas Refinery Solvents Project. Calumet is progressing with a project that will take a portion of its San Antonio refinery’s ultra-low sulfur diesel and jet fuel production and convert it into approximately 3,000 bpd of higher margin solvents that will meet customer requirements for low aromatic content. Solvents production will supplement the refinery’s current fuels production slate and will be targeted toward the various specialty products markets. This project is expected to be completed during the fourth quarter 2015. The total estimated annual EBITDA contribution from this project is estimated to be approximately $20.0 million, subject to market conditions.

▪
Missouri Esters Plant Expansion Project. Calumet continues to make progress on a project designed to more than double the production capacity of its Louisiana, Missouri esters plant from 35 million pounds per year to an estimated 75 million pounds per year. We expect this project to be completed during the third quarter 2015. Esters are a key base stock used in the aviation, refrigerant and automotive lubricants markets. The total estimated annual EBITDA contribution from this project is estimated to be $8.0 million to $12.0 million, subject to market conditions.

Financial Guidance

▪
Reiterate 2015 Capital Spending Forecast. For the full year 2015, the Partnership anticipates total capital expenditures of $285.0 million to $335.0 million. Approximately $210.0 million to $245.0 million of the total 2015 capital spending plan is allocated toward organic growth projects. The 2015 capital spending plan also includes an estimated $60.0 million to $70.0 million in replacement and environmental capital expenditures and approximately $15.0 million to $20.0 million allocated to turnaround costs.

▪
Reiterate 2015 RFS Compliance Guidance. In conjunction with the Partnership’s ongoing compliance with the U.S. Renewable Fuels Standard (“RFS”), Calumet expects to purchase blending credits referred to as Renewable Identifications Numbers (“RINs”). The Partnership records its outstanding RINs obligation as a balance sheet liability. This liability is marked-to-market on a quarterly basis to reflect the market price of RINs on the last day of each quarter. The Partnership expects its gross estimated annual RINs obligation, which includes RINs that are required to be secured through either blending or through the purchase of RINs in the open market, will be in the range of 90 million to 100 million RINs for the full year 2015, excluding the provision for any hardship waivers that may or may not be granted by the U.S. Environmental Protection Agency to any of the Partnership’s fuel refineries.

Partnership Liquidity

On March 31, 2015, Calumet had availability under its revolving credit facility of $497.6 million, based on a $563.0 million borrowing base, $65.3 million in outstanding standby letters of credit and $0.1 million in outstanding borrowings. In addition, Calumet had $272.8 million of cash on hand as of March 31, 2015. Calumet completed the redemption of its 2020 Notes in April 2015 for approximately $319.0 million. Liquidity as of March 31, 2015 adjusted for this redemption would have been approximately $452.0 million. Calumet believes it will continue to have ample liquidity from cash on hand, cash flow from operations and borrowing capacity to meet its financial commitments, minimum quarterly distributions to unitholders, debt service obligations, contingencies and anticipated capital expenditures.

Gross Profit Comparison of Quarters Ended March 31, 2015 and 2014

Gross profit by segment for the three months ended March 31, 2015 and 2014 are as follows:

	Three Months Ended March 31,
	2015	2014
	(In millions, except per barrel data)
Specialty products	$100.2	$98.2
Fuel products	68.2	26.6
Oilfield services	26.8	—
Total gross profit	$195.2	$124.8

Specialty products gross profit per barrel	$42.67	$42.22
Fuel products gross profit per barrel (including hedging activities)	$7.95	$3.23
Fuel products gross profit per barrel (excluding hedging activities)	$8.10	$3.66

Specialty Products
Specialty products gross profit increased 2.0%, or $2.0 million, in the first quarter 2015, compared to the first quarter 2014. The year over year increase was primarily due to the decreased cost of feedstocks, partially offset by decreased selling prices per barrel and a $23.7 million unfavorable LCM inventory adjustment.

Fuel Products
Fuel products segment gross profit increased 156.4%, or $41.6 million, in the first quarter 2015 compared to the first quarter 2014. The year over year increase was primarily attributable to widening product crack spreads and a $9.2 million favorable LCM inventory adjustment.

Oilfield Services
Oilfield services segment gross profit was $26.8 million for the first quarter 2015, attributable to the Anchor Drilling Fluids USA, Inc. (“Anchor”) and Specialty Oilfield Solutions, Ltd. (“SOS”) acquisitions in 2014.

Operations Summary

The following table sets forth unaudited information about our combined operations, excluding the results of operations of Anchor and SOS. Facility production volume differs from sales volume due to changes in inventories and the sale of purchased fuel product blendstocks, such as ethanol and biodiesel, and the resale of crude oil in our fuel products segment. The table includes the results of operations for our United Petroleum, LLC assets commencing February 28, 2014:

	Three Months Ended March 31,
	2015	2014
	(bpd)
Total sales volume (1)	121,444	117,478
Total feedstock runs (2)	120,861	118,359
Facility production: (3)
Specialty products:
Lubricating oils	12,090	10,617
Solvents	9,879	8,595
Waxes	1,707	1,321
Packaged and synthetic specialty products (4)	1,491	1,554
Other	912	2,507
Total	26,079	24,594

Fuel products:
Gasoline	37,688	32,987
Diesel	30,223	26,795
Jet fuel	5,052	4,428
Asphalt, heavy fuel oils and other	21,978	22,368
Total	94,941	86,578
Total facility production (3)	121,020	111,172
____________

(1)
Total sales volume includes sales from the production at our facilities and certain third-party facilities pursuant to supply and/or processing agreements, sales of inventories and the resale of crude oil to third-party customers. Total sales volume includes the sale of purchased fuel product blendstocks, such as ethanol and biodiesel, as components of finished fuel products in our fuel products segment sales.

The increase in total sales volume for the three months ended March 31, 2015 compared to the same period in 2014 is due primarily to increased production at the Shreveport refinery due to increased reliability and increased production at the San Antonio refinery as a result of the crude oil unit expansion completed in December 2013 being fully operational.

(2)	Total feedstock runs represent the bpd of crude oil and other feedstocks processed at our facilities and at certain third-party facilities pursuant to supply and/or processing agreements.
The increase in total feedstock runs for the three months ended March 31, 2015 compared to the same period in 2014 is due primarily to increased production at the Shreveport refinery due to increased reliability and increased production at the San Antonio refinery as a result of the crude oil unit expansion completed in December 2013 being fully operational.

(3)
Total facility production represents the bpd of specialty products and fuel products yielded from processing crude oil and other feedstocks at our facilities and at certain third-party facilities pursuant to supply and/or processing agreements. The difference between total facility production and total feedstock runs is primarily a result of the time lag between the input of feedstocks and production of finished products and volume loss.

The increase in total facility production for the three months ended March 31, 2015 compared to the same period in 2014 is due primarily to the operational items discussed above in footnote 2 of this table.

(4)	Represents production of packaged and synthetic specialty products, including the products from the Royal Purple, Bel-Ray, Calumet Packaging and Missouri facilities.

Derivatives Summary

The following table summarizes the derivative activity reflected in the unaudited condensed consolidated statements of operations and unaudited condensed consolidated statements of cash flows for the three months ended March 31, 2015 and 2014.

	Three Months Ended March 31,
	2015	2014
	(In millions)
Derivative gain (loss) reflected in sales	$20.2	$(13.1)
Derivative gain (loss) reflected in cost of sales	(21.9)	9.2
Derivative loss reflected in gross profit	$(1.7)	$(3.9)

Realized gain on derivative instruments	$8.9	$6.6
Unrealized gain (loss) on derivative instruments	(27.9)	24.6
Derivative gain reflected in interest expense	0.2	0.3
Total derivative gain (loss) reflected in the unaudited condensed consolidated statements of operations	$(20.5)	$27.6
Total gain on commodity derivative settlements	$13.3	4.2

About the Partnership

Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) is a master limited partnership and a leading independent producer of high-quality, specialty hydrocarbon products in North America. Calumet processes crude oil and other feedstocks into customized lubricating oils, solvents and waxes used in consumer, industrial and automotive products. Calumet also produces fuel products including gasoline, diesel and jet fuel. Calumet is based in Indianapolis, Indiana and has fourteen manufacturing facilities located in northwest Louisiana, northwest Wisconsin, northern Montana, western Pennsylvania, Texas, New Jersey, Oklahoma, eastern Missouri and North Dakota.

A conference call is scheduled for 1:00 p.m. ET (12:00 p.m. CT) today, May 6, 2015, to discuss the financial and operational results for the first quarter 2015. Investors, analysts and members of the media interested in listening to the live presentation may call (855) 638-5674. The telephonic replay is available by calling (855) 859-2056 and entering passcode 22743083. The replay will be available beginning May 6, 2015 until May 13, 2015. A webcast of the earnings call and accompanying presentation slides will be available on the Partnership’s website at http://www.calumetspecialty.com.

The information contained in this press release is available on Calumet’s website at http://www.calumetspecialty.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements and information in this press release concerning results for the three months ended March 31, 2015 may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements, including our targeted debt to Adjusted EBITDA ratio and our expected future distributions, are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future sales and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause our actual results to differ from our historical experience and our present expectations or projections. Known material factors that could cause actual results to differ materially from those in the forward-looking statements include: the overall demand for specialty hydrocarbon products, fuels, other refined products and oilfield services; the level of foreign and domestic production of crude oil and refined products; our ability to produce specialty products, fuels products and products used in oilfield services that meet our customers’ unique and precise specifications; the impact of fluctuations and rapid increases or decreases in crude oil and crack spread prices, including the resulting impact on our liquidity; the results of our hedging and other risk management activities; our ability to comply with financial covenants contained in our debt instruments; the availability of, and our ability to consummate, acquisition or combination opportunities and the impact of any completed acquisitions; labor relations; our access to capital to fund expansions, acquisitions and our working capital needs and our ability to obtain debt or equity financing on satisfactory terms; successful integration and future performance of acquired assets, businesses or third-party product supply and processing relationships; our ability to timely and effectively integrate the operations of recently acquired businesses or assets, particularly those in new geographic areas or in new lines of business; environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves; maintenance of our credit ratings and ability to receive open credit lines from our suppliers; demand for various grades of crude oil and resulting changes in pricing conditions; fluctuations in refinery capacity; our ability to access sufficient crude oil supply through long-term or month-to-month evergreen contracts and on the spot market; the effects of competition; continued creditworthiness of, and performance by, counterparties; the impact of current and future laws, rulings and governmental regulations, including guidance related to the Dodd-Frank Wall Street Reform and Consumer Protection Act; the costs of complying with the RFS, including the prices paid for RINs; shortages or cost increases of power supplies, natural gas, materials or labor; hurricane or other weather interference with business operations; our ability to access the debt and equity markets; accidents or other unscheduled shutdowns; and general economic, market or business conditions.
For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

We include in this press release the non-GAAP financial measures EBITDA, Adjusted EBITDA, Distributable Cash Flow and Adjusted Net Income (Loss) and provide reconciliations of EBITDA, Adjusted EBITDA, Distributable Cash Flow and Adjusted Net Income (Loss) to net income (loss) and net cash provided by operating activities, our most directly comparable financial performance and liquidity measures calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”).

EBITDA, Adjusted EBITDA, Distributable Cash Flow and Adjusted Net Income (Loss) are used as supplemental financial measures by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

We believe that these non-GAAP measures are useful to analysts and investors as they exclude transactions not related to our core cash operating activities and provide metrics to analyze our ability to pay distributions. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations.

We define “EBITDA” for any period as net income (loss) plus interest expense (including debt issuance and extinguishment costs), income taxes and depreciation and amortization.

We define “Adjusted EBITDA” for any period as: (1) net income (loss) plus; (2)(a) interest expense, (b) income taxes, (c) depreciation and amortization, (d) unrealized losses from mark-to-market accounting for hedging activities, (e) realized gains under derivative instruments excluded from the determination of net income (loss), (f) non-cash equity based compensation expense and other non-cash items (excluding items such as accruals of cash expenses in a future period or amortization of a prepaid cash expense) that were deducted in computing net income (loss), (g) debt refinancing fees, premiums and penalties and (h) all extraordinary, unusual or non-recurring items of gain or loss, or revenue or expense; minus (3)(a) unrealized gains from mark-to-market accounting for hedging activities, (b) realized losses under derivative instruments excluded from the determination of net income (loss) and (c) other non-recurring expenses and unrealized items that reduced net income (loss) for a prior period, but represent a cash item in the current period.

We define “Distributable Cash Flow” for any period as Adjusted EBITDA less replacement and environmental capital expenditures, turnaround costs, cash interest expense (consolidated interest expense less non-cash interest expense) and income tax expense. Distributable Cash Flow is used by us, our investors and analysts to analyze our ability to pay distributions.

The definitions of Adjusted EBITDA and Distributable Cash Flow that are presented in this release reflect the calculation of “Consolidated Cash Flow” contained in the indentures governing our 7.625% senior notes due January 15, 2022 that were issued in November 2013 (the “2022 Notes”), our 6.5% senior notes due April 15, 2021 that were issued in March 2014 (the “2021 Notes”) and our 2023 Notes that were issued in March 2015. We are required to report Consolidated Cash Flow to the holders of our 2021 Notes, 2022 Notes and 2023 Notes and Adjusted EBITDA to the lenders under our revolving credit facility, and these measures are used by them to determine our compliance with certain covenants governing those debt instruments. Adjusted EBITDA and Distributable Cash Flow that are presented in this press release for prior periods have been updated to reflect the use of the new calculations. Please see our filings with the SEC, including our 2014 Annual Report on Form 10-K and Current Reports on Form 8-K, for additional details regarding the covenants governing our debt instruments.

EBITDA, Adjusted EBITDA, Distributable Cash Flow and Adjusted Net Income (Loss) should not be considered alternatives to net income (loss), operating income, net cash provided by (used in) operating activities or any other measure of financial performance presented in accordance with GAAP. In evaluating our performance as measured by EBITDA, Adjusted EBITDA, Distributable Cash Flow and Adjusted Net Income (Loss), management recognizes and considers the limitations of these measurements. EBITDA and Adjusted EBITDA do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EBITDA, Adjusted EBITDA and Distributable Cash Flow are only three of several measurements that management utilizes. Moreover, our EBITDA, Adjusted EBITDA, Distributable Cash Flow and Adjusted Net Income (Loss) may not be comparable to similarly titled measures of another company because all companies may not calculate EBITDA, Adjusted EBITDA, Distributable Cash Flow and Adjusted Net Income (Loss) in the same manner. The following tables present a reconciliation of both net income (loss) to EBITDA, Adjusted EBITDA, Distributable Cash Flow and Adjusted Net Income (Loss), and Distributable Cash Flow, Adjusted EBITDA and EBITDA to net cash provided by operating activities, our most directly comparable GAAP financial performance and liquidity measures, for each of the periods indicated.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except unit and per unit data)

	Three Months Ended March 31,
	2015	2014
Sales	$1,018.6	$1,341.0
Cost of sales	823.4	1,216.2
Gross profit	195.2	124.8
Operating costs and expenses:
Selling	38.4	19.0
General and administrative	39.2	25.9
Transportation	42.0	40.4
Taxes other than income taxes	4.0	2.1
Other	2.9	2.1
Operating income	68.7	35.3
Other income (expense):
Interest expense	(27.0)	(26.2)
Debt extinguishment costs	—	(89.6)
Realized gain on derivative instruments	8.9	6.6
Unrealized gain (loss) on derivative instruments	(27.9)	24.6
Other	(3.7)	(0.3)
Total other expense	(49.7)	(84.9)
Net income (loss) before income taxes	19.0	(49.6)
Income tax expense (benefit)	(4.8)	0.2
Net income (loss)	$23.8	$(49.8)
Allocation of net income (loss):
Net income (loss)	$23.8	$(49.8)
Less:
General partner’s interest in net income (loss)	0.5	(1.0)
General partner’s incentive distribution rights	4.2	3.8
Non-vested share based payments	—	—
Net income (loss) available to limited partners	$19.1	$(52.6)
Weighted average limited partner units outstanding:
Basic	71,232,392	69,622,884
Diluted	71,275,452	69,622,884
Limited partners’ interest basic and diluted net income (loss) per unit	$0.27	$(0.76)
Cash distributions declared per limited partner unit	$0.685	$0.685

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	March 31, 2015	December 31, 2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$272.8	$8.5
Accounts receivable, net	320.6	349.8
Inventories	519.2	513.5
Derivative assets	—	23.2
Prepaid expenses and other current assets	3.5	7.5
Deposits	1.0	1.7
Deferred income taxes	1.8	2.3
Total current assets	1,118.9	906.5
Property, plant and equipment, net	1,520.4	1,464.4
Investment in unconsolidated affiliates	157.8	137.3
Goodwill	245.8	245.8
Other intangible assets, net	247.1	257.5
Other noncurrent assets, net	109.6	108.3
Total assets	$3,399.6	$3,119.8
LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$348.3	$419.9
Accrued interest payable	38.3	37.6
Accrued salaries, wages and benefits	23.9	21.9
Other taxes payable	15.9	17.9
Other current liabilities	78.1	40.0
Current portion of long-term debt	272.0	0.6
Derivative liabilities	22.3	5.6
Total current liabilities	798.8	543.5
Deferred income taxes	27.0	32.3
Pension and postretirement benefit obligations	19.6	20.0
Other long-term liabilities	1.0	0.9
Long-term debt, less current portion	1,614.1	1,712.9
Total liabilities	2,460.5	2,309.6
Commitments and contingencies
Partners’ capital:
Partners’ capital	928.9	796.5
Accumulated other comprehensive income	10.2	13.7
Total partners’ capital	939.1	810.2
Total liabilities and partners’ capital	$3,399.6	$3,119.8

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Three Months Ended March 31,
	2015	2014
Operating activities
Net income (loss)	$23.8	$(49.8)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	35.4	30.2
Amortization of turnaround costs	6.1	5.8
Non-cash interest expense	1.4	1.9
Non-cash debt extinguishment costs	—	18.7
Provision for doubtful accounts	—	0.6
Unrealized (gain) loss on derivative instruments	27.9	(24.6)
Non-cash equity based compensation	3.2	3.0
Lower of cost or market inventory adjustment	13.2	(1.3)
Other non-cash activities	1.3	1.1
Changes in assets and liabilities:
Accounts receivable	29.2	(54.1)
Inventories	(18.9)	(50.0)
Prepaid expenses and other current assets	3.7	2.6
Derivative activity	9.2	1.5
Turnaround costs	(2.7)	(3.0)
Deposits	0.7	3.2
Accounts payable	(78.9)	163.2
Accrued interest payable	0.7	(7.4)
Accrued salaries, wages and benefits	(1.9)	0.3
Other taxes payable	(2.0)	(1.7)
Other liabilities	38.2	(0.6)
Pension and postretirement benefit obligations	(0.2)	—
Net cash provided by operating activities	89.4	39.6
Investing activities
Additions to property, plant and equipment	(74.1)	(46.3)
Cash paid for acquisitions, net of cash acquired	—	(247.0)
Investment in unconsolidated affiliates	(25.0)	(16.0)
Proceeds from sale of property, plant and equipment	0.1	—
Net cash used in investing activities	(99.0)	(309.3)
Financing activities
Proceeds from borrowings — revolving credit facility	358.8	6.5
Repayments of borrowings — revolving credit facility	(509.5)	(6.5)
Repayments of borrowings — senior notes	—	(500.0)
Payments on capital lease obligations	(1.7)	(0.3)
Proceeds from senior notes offering	322.6	900.0
Debt issuance costs	(5.6)	(15.9)
Proceeds from public offerings of common units, net	161.7	—
Contributions from Calumet GP, LLC	3.5	—
Common units repurchased and taxes paid for phantom unit grants	(3.2)	(2.1)
Cash settlement of unit based compensation phantom units	—	(0.9)
Distributions to partners	(52.7)	(52.6)
Net cash provided by financing activities	273.9	328.2
Net increase in cash and cash equivalents	264.3	58.5
Cash and cash equivalents at beginning of period	8.5	121.1
Cash and cash equivalents at end of period	$272.8	$179.6

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA, ADJUSTED EBITDA AND DISTRIBUTABLE CASH FLOW
(In millions)

	Three Months Ended March 31,
	2015	2014
Reconciliation of Net income (loss) to EBITDA, Adjusted EBITDA and Distributable Cash Flow:	(Unaudited)
Net income (loss)	$23.8	$(49.8)
Add:
Interest expense	27.0	26.2
Debt extinguishment costs	—	89.6
Depreciation and amortization	35.4	30.2
Income tax expense (benefit)	(4.8)	0.2
EBITDA	$81.4	$96.4
Add:
Unrealized (gain) loss on derivative instruments	27.9	(24.6)
Realized gain on derivatives, not included in net income (loss)	6.1	1.5
Amortization of turnaround costs	6.1	5.8
Non-cash equity based compensation and other non-cash items	3.4	3.6
Adjusted EBITDA	$124.9	$82.7
Less:
Replacement and environmental capital expenditures (1)	7.3	5.8
Cash interest expense (2)	25.6	24.3
Turnaround costs	2.7	3.0
Income tax expense (benefit)	(4.8)	0.2
Distributable Cash Flow	$94.1	$49.4

(1)
Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or reduce operating costs and exclude turnaround costs. Environmental capital expenditures include asset additions to meet or exceed environmental and operating regulations.

(2)	Represents consolidated interest expense less non-cash interest expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF DISTRIBUTABLE CASH FLOW, ADJUSTED EBITDA AND EBITDA
TO NET CASH PROVIDED BY OPERATING ACTIVITIES
(In millions)

	Three Months Ended March 31,
	2015	2014
Reconciliation of Distributable Cash Flow, Adjusted EBITDA and EBITDA to Net cash provided by operating activities:	(Unaudited)
Distributable Cash Flow	$94.1	$49.4
Add:
Replacement and environmental capital expenditures (1)	7.3	5.8
Cash interest expense (2)	25.6	24.3
Turnaround costs	2.7	3.0
Income tax expense (benefit)	(4.8)	0.2
Adjusted EBITDA	$124.9	$82.7
Less:
Unrealized (gain) loss on derivative instruments	27.9	(24.6)
Realized gain on derivatives, not included in net income (loss)	6.1	1.5
Amortization of turnaround costs	6.1	5.8
Non-cash equity based compensation and other non-cash items	3.4	3.6
EBITDA	$81.4	$96.4
Add:
Unrealized (gain) loss on derivative instruments	27.9	(24.6)
Cash interest expense (2)	(25.6)	(24.3)
Non-cash equity based compensation	3.2	3.0
Lower of cost or market inventory adjustment	13.2	(1.3)
Amortization of turnaround costs	6.1	5.8
Income tax (expense) benefit	4.8	(0.2)
Provision for doubtful accounts	—	0.6
Debt extinguishment costs	—	(70.9)
Changes in assets and liabilities:
Accounts receivable	29.2	(54.1)
Inventories	(18.9)	(50.0)
Other current assets	4.4	5.8
Turnaround costs	(2.7)	(3.0)
Derivative activity	9.2	1.5
Accounts payable	(78.9)	163.2
Accrued interest payable	0.7	(7.4)
Other liabilities	34.3	(2.0)
Other, including changes in noncurrent liabilities	1.1	1.1
Net cash provided by operating activities	$89.4	$39.6

(1) Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or reduce operating costs and exclude turnaround costs. Environmental capital expenditures include asset additions to meet or exceed environmental and operating regulations.

(2) Represents consolidated interest expense less non-cash interest expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED NET INCOME (LOSS)
(In millions, except unit and per unit data)

	Three Months Ended March 31,
	2015	2014
Reconciliation of Net income (loss) to Adjusted Net Income (Loss):	(Unaudited)
Net income (loss)	$23.8	$(49.8)
Special items:
Add:
Early settlement of certain derivative instruments	(6.8)	—
Unrealized (gain) loss on derivatives	27.9	(24.6)
LCM inventory adjustment	13.2	(1.3)
Adjusted net income (loss)	$58.1	$(75.7)
Allocation of adjusted net income (loss)
Adjusted net income (loss)	$58.1	$(75.7)
Less:
General partner’s interest in adjusted net income (loss)	1.2	(1.5)
General partner’s incentive distribution rights	4.2	3.8
Non-vested share based payments	—	—
Adjusted net income (loss) available to limited partners	$52.7	$(78.0)
Weighted average limited partner units outstanding
Basic	71,232,392	69,622,884
Diluted	71,275,452	69,622,884
Limited partners’ interest basic and diluted adjusted net income (loss) per unit	$0.74	$(1.12)
Cash distributions declared per limited partner unit	$0.685	$0.685

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
COMMODITY DERIVATIVE INSTRUMENTS
As of March 31, 2015

Fuel Products Segment

The following table provides a summary of the implied crack spreads for Calumet’s crude oil and gasoline swaps on a combined basis as of March 31, 2015 in the Partnership’s fuel products segment:

Crude Oil and Gasoline Swap Contracts by Expiration Dates	Barrels	BPD	Implied Crack Spread ($/Bbl)
Second Quarter 2015	1,849,000	20,319	$17.94
Third Quarter 2015	322,000	3,500	$14.31
Totals	2,171,000
Average price			$17.41

The following table provides a summary of diesel percent basis crack spread swap contracts related to diesel crack spreads as of March 31, 2015 in the Partnership’s fuel products segment:

Diesel Percent Basis Crack Spread Swap Contracts by Expiration Dates	Barrels Sold	BPD	Fixed Percentage of NYMEX WTI (Average % of WTI/Bbl)
Third Quarter 2015	506,000	5,500	33.1%
Fourth Quarter 2015	506,000	5,500	33.1%
Calendar Year 2016	2,196,000	6,000	31.8%
Total	3,208,000
Average percentage			32.2%
The following table provides a summary of crude oil percent basis swap contracts related to crude oil purchases as of March 31, 2015 in the Partnership’s fuel products segment:

Crude Oil Percent Basis Swap Contracts by Expiration Dates	Barrels Purchased	BPD	Fixed Percentage of NYMEX WTI (Average % of WTI/Bbl)
Third Quarter 2015	184,000	2,000	73.0%
Fourth Quarter 2015	184,000	2,000	73.0%
Calendar Year 2016	732,000	2,000	75.0%
Total	1,100,000
Average percentage			74.3%